Exhibit 99.1

                  ITT Industries Reports Q4 2003 EPS of $1.15;
                     $1.05 Before Benefit of Special Items

     * Q4 revenues up 22 percent; up 14 percent excluding acquisitions and foreign exchange

     * FY 2003 EPS is $4.29, $3.86 before benefit of special items on revenue of $5.6 billion

     * Cash flow exceeds expectations as company improves working capital performance

     * Company enters high-growth water disinfection market with WEDECO acquisition

    WHITE PLAINS, N.Y., Jan. 23 /PRNewswire-FirstCall/ -- ITT Industries, Inc. (NYSE: ITT) continued its revenue, earnings and cash flow growth trends, reporting today fourth quarter 2003 net income of $108.1 million, up
$13 million or 14 percent over the period in 2002, including the impact of one
time items.   Diluted earnings per share (EPS) for the quarter, including the net benefit of special items, was $1.15 up $0.14 per share from reported EPS in the fourth quarter 2002. During the fourth quarter 2003, the company realized a $0.20 per share benefit from several tax items, which was partially offset by $0.01 per share of costs for discontinued operations and $0.09 per share in restructuring costs. The net effect of these special items was a $0.10 increase in reported EPS for the fourth quarter. Adjusting results to exclude the benefit of these special items, earnings for the fourth quarter 2003 were $1.05, up 5 percent over the comparable adjusted figure of $1.00 for the period in 2002.

    "Our focus on new product development and continuous process improvement are clearly paying off, giving us 14 percent organic revenue growth during the quarter and continued outstanding cash flow, with 2003 marking the 5th consecutive year of earnings growth for ITT Industries," said Lou Giuliano, Chairman, President and Chief Executive Officer. "After a very good 2003, ITT enters the new year with positive momentum, better positioned than we were even a few months ago to take advantage of any improvements in our various markets. The recent performance in orders, sales, operational improvement and cash flow give me added confidence for continued growth going into 2004. This is a tribute to our management team and their ability to improve their competitive positions throughout the economic cycle."

    Fourth quarter 2003 segment operating income was $161.9 million, up
$6.4 million from the period in 2002, including charges related to restructuring. Fourth quarter revenues were up 22 percent to $1.52 billion, attributable mostly to revenue gains in Defense and Fluid Technology, and the positive impact of foreign currency translation.

    Full Year 2003 Results

    Reported net income for the full year 2003 was $403.9 million and EPS was $4.29, both up 6 percent over the full year 2002. The comparison includes the $0.65 per share favorable impact of tax refunds, settlements and discontinued operations, all of which were offset by $0.22 per share net restructuring costs during the year. Excluding the net $0.43 per share benefit of these special items, earnings for 2003 were $3.86 per share, up 4 percent over the adjusted EPS of $3.70 for 2002.

    Full year 2003 revenues were $5.63 billion, up 13 percent driven by increased sales in the Defense, Fluid Technology and Motion & Flow Control segments and the positive impact of foreign currency translation. Excluding acquisitions and currency translation, organic revenue growth was 5 percent. Full year segment operating income was $603.2 million, up $4.9 million over 2002. The company said cash from operations was $576 million, which includes a $200 million voluntary pre-funding of the company's U.S. salaried pension plan. Free cash flow (defined as cash from operations before pension pre-funding, minus capital spending) of $622 million grew 27 percent over the prior year, especially noteworthy given the revenue increase.

    "Three of our four segments performed better than expected through the year, particularly our Defense business, which posted 18 percent organic revenue growth due to significant new contract wins," Giuliano said. "Our water business continues to grow, as we fill out our water treatment portfolio by entering the high-growth disinfection market, most recently with the acquisitions of WEDECO and Hengtong, which give us the disinfection technology and global reach we've needed to grow this dynamic business. In Motion & Flow Control, orders, sales and profitability are better than we had expected, due to strength in selected end markets. Through the introduction of new products and customer service improvements, our Electronic Components group finished the year in a much improved position and is seeing encouraging orders and sales increases."

    2003 Milestones

    * ITT Industries' Defense business continued its record of winning new contracts, contributing to a more than 18 percent annual increase in revenues and a record backlog of $3.2 billion in 2003. New contracts announced during the year include a $74 million order for air traffic control radars for Taiwan, a $40 million order for systems engineering support to NASA's Goddard Space Flight Center, and a $274 million initial 5-year contract to provide technical support for NASA's Deep Space Network program, with options for an additional 5 years worth up to $306 million, bringing the total potential value to $580 million over ten years.

    * ITT Industries continued to execute its strategy of building on strong core businesses through acquisitions. ITT just completed its tender offer for more than 88 percent of the shares of WEDECO, the world's leading provider of ultraviolet and ozone water disinfection technology. This acquisition, together with the recent purchase of Hengtong, a China-based water filtration company, continues the repositioning of ITT's water treatment business to include all key water treatment technologies in all regions of the world to take
       advantage of significant growth potential in this area.   In the first
       quarter 2003, the company acquired VEAM, a global producer of electrical connectors, and Wellpoint Uniserve, a provider of submersible pumps. Together, ITT's recent acquisitions are expected to account for more than $200 million in annualized revenues.

    * ITT Industries' improvement in operating performance was evident in the dramatic improvement in working capital, particularly in the fourth quarter when working capital was a source of cash. Strong cash flow performance enabled the company to reduce net debt to under $200 million and fund acquisitions in the company's core businesses. Additionally, the company voluntarily pre-funded its U.S. salaried pension plan by $200 million in 2003, and $100 million in early 2004.

    * ITT Industries Value-Based Six Sigma and Value-Based Product Development initiatives spread further through the organization. Value-Based Six Sigma is a key component of the ITT Management System and is the overarching discipline for operational excellence, improving processes, accelerating new product introductions and developing
       management talent.   To date, more than 3 thousand people have been
       trained at ITT in the use of these improvement tools.

    Outlook for 2004

    Looking ahead, the company reaffirmed previous guidance for revenue and earnings growth in 2004. Giuliano said he anticipates first quarter 2004 EPS between $0.85 and $0.89. He reiterated full year 2004 earnings expectations between $4.05 and $4.25. Full year 2004 revenues, adjusting for the recent acquisitions, are expected to be $5.8 - $6.0 billion.

    "We expect to see ongoing benefits of our continuous improvement initiatives to enhance our operating performance in all areas of the company," Giuliano said. "We're positioned to continue our growth trend this year based on current conditions. If the economic recovery broadens, we would expect our growth rate to accelerate."

    Primary Business Results

    Fluid Technology

    *  Fourth quarter 2003 Fluid Technology revenues rose 17 percent or
       $88.9 million to $611.6 million, driven by organic growth in water/wastewater and the positive impact of foreign currency translation. Operating income was flat at $66.7 million, and up
       $7.6 million to $79.6 million excluding the impact of restructuring. Full year Fluid Technology revenue rose 15 percent to $2.25 billion, while operating income rose 8 percent to $271.4 million. While margins declined 180 basis points for the quarter and 80 basis points for the year, margins excluding restructuring, the impact of foreign currency transactions and acquisitions actually grew by 80 basis points for the quarter and full year.

    * The water and wastewater business (including Flygt, Sanitaire and the Water Technology Division) continues its growth trend, following ongoing strong demand in international markets. Excluding acquisitions and currency translation, revenue for the water and wastewater business grew 7 percent in the quarter.

    * The addition of WEDECO to the segment's Sanitaire division positions the company as the market leader in UV and ozone water disinfection, which are attractive alternatives to chlorine treatment. Adding disinfection to the product portfolio has long been a strategic priority for our Fluid Technology group in the face of new regulations concerning wastewater treatment and the company sees significant growth potential in the years ahead. WEDECO is expected to add approximately $125-$140 million in 2004 revenues. Another recently completed acquisition, Hengtong, with approximately $8 million in annual sales, enhances Sanitaire's filtration business in the important Asian market. Already, the Sanitaire group has won a $4 million order to provide biological treatment equipment for a project in Singapore.

    * The Fluid Technology group is pursuing new business opportunities related to reconstruction work in Iraq. Most notably, the Industrial Pump group landed an order for more than $800 thousand for pumps to help rebuild the country's power system.

    Defense Electronics & Services

    *  Revenues for Defense Electronics & Services rose 45 percent to
       $501.2 million in the fourth quarter 2003, up on higher sales in all of the segment business areas. Fourth quarter operating income rose
       41 percent or $16.7 million to $57.9 million, while operating margin
       declined by 30 basis points.   Full year Defense revenue was up
       18 percent to $1.79 billion. Operating income for the full year rose 22 percent to $187.1 million, and operating margin grew by 20 basis points.

    * The company's space business continues to expand, following the company's long-term strategy of expanding this business by building on superior performance. Recent contract wins in this area include those at Aerospace/Communications with the U.S. government's global positioning satellite system and the Systems division's $580 million 10-year Deep Space Network (DSN) contract. ITT now maintains the communications, antennas, command and control systems and software for DSN at the Jet Propulsion Laboratory. These and other contract wins contributed to an overall Defense backlog of $3.2 billion at the end of the fourth quarter.

    * The company continues to receive significant additional orders for its SINCGARS military radios and Night Vision equipment both from the U.S. and from allied nations, extending the success of these long-running programs.

    Motion & Flow Control

    * Fourth quarter Motion & Flow Control (MFC) revenues increased 9 percent or $21.1 million to $248.5 million, due to revenue growth in the friction materials and leisure marine businesses and the positive impact of foreign currency translation. Operating income grew
       5 percent to $30.9 million and operating margin declined 50 basis points, due primarily to a decline in volume in the automotive tubing
       business.   Full year 2003 MFC revenues were up 6 percent to
       $992.3 million. Operating income for the year was up 10 percent to $134.7 million.

    * ITT's motion control businesses saw sales increase 33 percent even in a flat automotive market, due primarily to key platform wins in Europe and growth in aftermarket revenues. This business now accounts for approximately 30 percent of MFC's revenues, compared to 25 percent in 2002.

    * The company's leisure marine businesses under the Jabsco brand name realized 21 percent organic growth in the quarter and 9 percent organic growth for the full year. This success is built on the company's expanding capabilities in the marine and RV markets. Most recently, the company won its first design-in contract for a complete on-board water pressure system for watercraft.

    Electronic Components

    *  Electronic Components (EC) revenues for the fourth quarter 2003 rose
       5 percent or $8 million to $158 million, with the acquisition of VEAM, the positive impact of foreign currency translation and stronger sales in the mobile handset and military markets more than offsetting continued weakness in commercial aerospace. Full year EC revenues rose 3 percent to $600.3 million. Fourth quarter operating income fell to $6.4 million, and full year operating income declined to $10 million, both with a corresponding decline in margin, attributable to unfavorable changes in product mix, ongoing price pressures and manufacturing transition costs.

    *  EC's sales and orders continue to increase, with orders growing
       23 percent in the fourth quarter over the period in 2002 due to increased activity in the wireless handset market and new products introduced in 2003. In the wireless handset business, revenues in the second half outpaced the first half by 45 percent. EC's book-to-bill ratio in the fourth quarter was 1.05, its highest level since the first quarter of 2002.

    * The company continues to focus on customer satisfaction through reduction of lead times utilizing lean initiatives and innovative new products to grow the EC business. Its new universal contact connector is being used in an array of consumer, industrial and medical products, and is expected to generate more than $6 million in sales during 2004.

    NOTE: ITT Industries believes that investors' understanding of the company's operating performance is enhanced by the use of certain non-GAAP financial measures, including adjusted GAAP net income and adjusted GAAP EPS, which Management considers useful in providing insight into operating performance, as it excludes the impact of special items that cannot be expected to recur on a quarterly basis. Management also believes that investors can better analyze the company's revenue growth by utilizing an organic revenue growth measure that excludes the effect of foreign exchange translation and the effect of recent acquisitions. In addition, Management considers the use of free cash flow to be an important indication of the company's ability to make acquisitions, fund pension obligations, buy back outstanding shares and service debt. Free cash flow, adjusted net income, adjusted EPS and organic revenue are not financial measures under GAAP, should not be considered as substitutes for cash from operating activities, EPS, net income or revenue as defined by GAAP, and may not be comparable to similarly titled measures reported by other companies. A reconciliation to the GAAP equivalents of these non-GAAP measures is set forth in the attached unaudited financial information.

    About ITT Industries

    ITT Industries, Inc. (www.itt.com) supplies advanced technology products and services in key markets including: fluid and water management including water treatment; defense communication, opto-electronics, information technology and services; electronic interconnects and switches; and other specialty products. Headquartered in White Plains, NY, the company generated $5.63 billion in 2003 sales.

    In addition to the New York Stock Exchange, ITT Industries stock is traded on the Midwest, Pacific, Paris and Frankfurt exchanges.

    Certain material presented herein consists of forward-looking statements which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Such factors include general economic conditions, foreign currency exchange rates, competition and other factors all as more thoroughly set forth in Item 1. Business and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements in the ITT Industries, Inc. Form 10-K Annual Report for the fiscal year ended December 31, 2002, and other of its filings with the Securities and Exchange Commission.

                    ITT INDUSTRIES, INC. AND SUBSIDIARIES

                   CONSOLIDATED CONDENSED INCOME STATEMENTS
                       (In millions, except per share)
                                 (Unaudited)

                                           Three Months           Year
                                              Ended               Ended
                                           December 31,         December 31,
                                          2003      2002       2003     2002

    Sales and revenues                 $1,516.8  $1,244.3   $5,626.6 $4,985.3

    Costs of sales and revenues           983.8     776.5    3,683.5  3,211.9
    Selling, general and
     administrative expenses              229.9     197.1      824.7    720.2
    Research, development and
     engineering expenses                 150.0     132.3      559.4    519.1
    Restructuring and other asset
     impairments                           12.6      (1.8)      30.5     (3.5)
    Total costs and expenses            1,376.3   1,104.1    5,098.1  4,447.7

    Operating income                      140.5     140.2      528.5    537.6
    Interest  expense (income), net         4.5       4.9      (10.1)    32.4
    Miscellaneous expense (income)          3.1       0.3       7.9     (3.6)
    Income from continuing operations
     before income taxes                  132.9     135.0      530.7    508.8
    Income tax expense                     23.3      39.9      139.8    128.9
    Income from continuing operations 109.6 95.1 390.9 379.9 Discontinued operations, including tax income /(exp) of $5.3 and
     $(0.8) in each period,
      respectively                         (1.5)       --       13.0       --
    Net income                           $108.1     $95.1     $403.9   $379.9

    Earnings Per Share:
    Income from continuing operations:
      Basic                               $1.18     $1.04      $4.24    $4.17
      Diluted                             $1.16     $1.01      $4.15    $4.06
    Discontinued operations:
      Basic                              $(0.01)    $  --      $0.14    $  --
      Diluted                            $(0.01)    $  --      $0.14    $  --
    Net income:
      Basic                               $1.17     $1.04      $4.38    $4.17
      Diluted                             $1.15     $1.01      $4.29    $4.06

    Average Common Shares - Basic          92.3      91.8       92.1     91.0
    Average Common Shares - Diluted        94.3      94.0       94.1     93.6

                    ITT INDUSTRIES, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                                (In millions)

                                                    December 31,  December 31,
                                                        2003          2002
                                                    (Unaudited)
    Assets
    Current Assets:
      Cash and cash equivalents                        $414.2         $202.2
      Receivables, net                                  974.6          868.3
      Inventories, net                                  578.5          552.9
      Other current assets                              138.2           77.1
         Total current assets                         2,105.5        1,700.5

    Plant, property and equipment, net                  893.3          841.2
    Deferred income taxes                               385.8          546.3
    Goodwill, net                                     1,629.1        1,550.5
    Other intangible assets, net                         75.0           74.9
    Other assets                                        861.4          676.2
         Total assets                                $5,950.1       $5,389.6

    Liabilities and Shareholders' Equity
    Current Liabilities:
      Accounts payable                                 $635.3         $484.0
      Accrued expenses                                  653.4          725.3
      Accrued taxes                                     256.9          221.3
      Notes payable and current maturities of
       long-term debt                                   141.5          299.6
      Other current liabilities                           4.5             --
         Total current liabilities                    1,691.6        1,730.2

    Pension and postretirement benefits               1,439.6        1,629.0
    Long-term debt                                      460.9          492.2
    Other liabilities                                   533.6          400.9
         Total liabilities                            4,125.7        4,252.3

    Shareholders' equity                              1,824.4        1,137.3
         Total liabilities and shareholders' equity  $5,950.1       $5,389.6

                    ITT INDUSTRIES, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In millions)
                                 (Unaudited)

                                                           Year Ended
                                                           December 31,
                                                       2003            2002
    Operating Activities
    Net income                                        $403.9          $379.9
    Discontinued operations, net                       (13.0)             --
    Income from continuing operations                  390.9           379.9

    Adjustments to income from
     continuing operations:
      Depreciation and amortization                    188.0           171.4
      Restructuring and asset impairments               30.5            (3.5)
    Payments for restructuring                         (25.0)          (32.2)
    Change in receivables                              (61.3)            3.7
    Change in inventories                               31.0            (3.5)
    Change in accounts payable and accrued expenses     28.4            34.0
    Change in accrued and deferred taxes               167.2           125.2
    Change in other current and non-current assets    (202.7)          (56.7)
    Change in other non-current liabilities             25.0           (33.3)
    Other, net                                           3.6             9.8

      Net Cash - operating activities                  575.6           594.8

    Investing Activities
    Additions to plant, property and equipment        (153.6)         (153.2)
    Acquisitions                                       (46.2)         (159.2)
    Proceeds from sale of assets and businesses         17.0            11.6
    Sale of investments                                 43.5              --
    Other, net                                          (2.0)           (3.2)
      Net Cash - investing activities                 (141.3)         (304.0)

    Financing Activities
    Short-term debt, net                              (144.1)         (235.8)
    Long-term debt repaid                              (42.7)           (3.3)
    Long-term debt issued                                0.3             0.7
    Repurchase of common stock                         (69.7)          (32.3)
    Proceeds from issuance of common stock              45.3            93.3
    Dividends paid                                     (58.0)          (54.3)
      Net Cash - financing activities                 (268.9)         (231.7)

    Exchange Rate Effects on
     Cash and Cash Equivalents                          35.4             5.3
    Net Cash - Discontinued Operations                  11.2            16.5

        Net change in cash and cash equivalents        212.0            80.9
    Cash and cash equivalents - beginning of year      202.2           121.3
    Cash and Cash Equivalents - End of Period         $414.2          $202.2

            ITT Industries Non-GAAP Investor Slide Reconciliation
                    Reported vs. Adjusted Net Income & EPS
                        Fourth Quarter of 2003 & 2002

                     ($ Millions, except EPS and shares)

                                        Q4 2003        Q4 2003      Q4 2003
                                       As Reported    Adjustments  As Adjusted

    Segment Operating Income              161.9           12.7 #A      174.6

    Interest Income (Expense)              (4.5)                        (4.5)
    Other Income (Expense)                 (3.1)            --          (3.1)
    Corporate (Expense)                   (21.4)          (0.1)        (21.5)

    Income from Continuing
     Operations before Tax                132.9           12.6         145.5

    Income Tax Items                      (23.3)         (19.1)#B      (42.4)
    Income Tax Expense                      0.0           (4.0)#C       (4.0)

    Total Tax Expense                     (23.3)         (23.1)        (46.4)

    Income from Continuing
     Operations                           109.6          (10.5)         99.2

    Income from Discontinued
     Operations                            (1.5)           1.5 #D        0.0

    Net Income                            108.1           (9.0)         99.2

                                           1.15          (0.10)         1.05

                                                                    Change
                                                                   2003 vs.
                             Q4 2002      Q4 2002     Q4 2002        2002
                           As Reported  Adjustments  As Adjusted      As
                                                                   Adjusted

    Segment Operating Income   155.5        (1.4) #E    154.1

    Interest Income (Expense)   (4.9)         --         (4.9)
    Other Income (Expense)      (0.3)         --         (0.3)
    Corporate (Expense)        (15.3)         --        (15.3)

    Income from Continuing
     Operations before Tax     135.0        (1.4)       133.6

    Income Tax Items           (39.9)        0.0        (39.9)
    Income Tax Expense           0.0         0.2  #H      0.2

    Total Tax Expense          (39.9)        0.2        (39.7)

    Income from Continuing
     Operations                 95.1        (1.2)        93.9

    Income from Discontinued
     Operations                  0.0         0.0          0.0

    Net Income                  95.1        (1.2)        93.9          5.2

                                1.01       (0.01)        1.00        $0.05

    #A - Remove Segment Restructuring Expense of $12.7M
    #B - Remove Effect of Several Tax Items ($19.1M)
    #C - Tax Effect of Adjustments #A
    #D - Remove D.O. Charge $1.5M
    #E - Remove Restructuring Reversal of ($1.4M)
    #F - Tax Effect of Adjustments #E

            ITT Industries Non-GAAP Investor Slide Reconciliation
                     Reported vs. Organic Revenue Growth
                        Fourth Quarter of 2003 & 2002

                                 ($ Millions)

                                                (As Reported - GAAP)
                                         Sales &   Sales &  Change  % Change
                                         Revenues  Revenues  2003 vs. 2003 vs.
                                          Q4 2003   Q4 2002    2002     2002

    ITT Industries - Consolidated          1,516.8   1,244.3   272.5    22%

    Fluid Technology                         611.6     522.7    88.9    17%

    Motion & Flow Control                    248.5     227.4    21.1     9%

    Electronic Components                    158.0     150.0     8.0     5%

    Water / Waste Water                      387.9     322.0    65.9    20%

    Water Treatment                           37.4      24.7    12.7    51%

    Leisure Marine                            37.0      29.8     7.2    24%

                                       (As Adjusted - Organic)

                                     Acquisition                    Adj. Sales
                  Sales & Revenues   Contribution   FX Contribution & Revenues
                        Q4 2003        Q4 2003         Q4 2003       Q4 2003

    ITT Industries -
     Consolidated      1,516.8         (28.7)          (66.3)       1,421.8

    Fluid Technology     611.6         (20.1)          (37.7)         553.8

    Motion & Flow
     Control             248.5           0.0           (19.2)         229.3

    Electronic
     Components          158.0          (8.6)           (9.5)         139.9

    Water / Waste Water  387.9          (8.1)          (35.4)         344.4

    Water Treatment       37.4          (6.6)           (1.1)          29.7

    Leisure Marine        37.0           0.0            (1.0)          36.0

                                  Sales &
                                 Revenues         Change          % Change
                                  Q4 2002     Adj. 03 vs. 02   Adj. 03 vs. 02
     ITT Industries -
      Consolidated                1,244.3        177.5             14 %

     Fluid Technology               522.7         31.1              6 %

     Motion & Flow
      Control                       227.4          1.9              1 %

     Electronic
      Components                    150.0        (10.1)            -7 %

     Water / Waste Water            322.0         22.4              7 %

     Water Treatment                 24.7          5.0             20 %

     Leisure Marine                  29.8          6.2             21 %

            ITT Industries Non-GAAP Investor Slide Reconciliation
                     Reported vs. Organic Revenue Growth
                            Full Year 2003 & 2002

                                 ($ Millions)

                                                    (As Reported - GAAP)
                                            Sales & Revenues  Sales & Revenues
                                                  12M 2003          12M 2002

    ITT Industries - Consolidated                  5,626.6           4,985.3

    Fluid Technology                               2,249.9           1,956.3

    Motion & Flow Control                            992.3             935.5

    Electronic Components                            600.3             583.5

    Water / Waste Water                            1,432.2           1,174.6

    Water Treatment                                  124.0              72.5

    Leisure Marine                                   148.8             132.8

                                                   (As Reported - GAAP)

                                               Change            % Change
                                            2003 vs. 2002     2003 vs. 2002

    ITT Industries - Consolidated              641.3               13%

    Fluid Technology                           293.6               15%

    Motion & Flow Control                       56.8                6%

    Electronic Components                       16.8                3%

    Water / Waste Water                        257.6               22%

    Water Treatment                             51.5               71%

    Leisure Marine                              16.0               12%

                                               (As Adjusted - Organic)

                                         Sales &     Acquisition       FX
                                         Revenues    Contribution Contribution
                                         12M 2003     12M 2003      12M 2003

    ITT Industries - Consolidated         5,626.6      (156.6)      (243.8)

    Fluid Technology                      2,249.9      (116.8)      (131.1)

    Motion & Flow Control                   992.3         0.0        (74.6)

    Electronic Components                   600.3       (39.8)       (38.1)

    Water / Waste Water                   1,432.2       (76.7)      (122.4)

    Water Treatment                         124.0       (39.9)        (2.7)

    Leisure Marine                          148.8         0.0         (4.0)

                                                (As Adjusted - Organic)

                                 Adj. Sales &  Sales &
                                   Revenues   Revenues    Change    % Change
                                 12M 2003   12M 2002   Adj. 03 vs. Adj. 03 vs.
                                                           02          02

    ITT Industries - Consolidated  5,226.2     4,985.3     240.9         5%

    Fluid Technology               2,002.0     1,956.3      45.7         2%

    Motion & Flow Control            917.7       935.5     (17.8)       -2%

    Electronic Components            522.4       583.5     (61.1)      -10%

    Water / Waste Water            1,233.1     1,174.6      58.5         5%

    Water Treatment                   81.4        72.5       8.9        12%

    Leisure Marine                   144.8       132.8      12.0         9%

            ITT Industries Non-GAAP Investor Slide Reconciliation
              Cash From Operating Activities vs. Free Cash Flow
                 Full Year 2003 & 2002 / Fourth Quarter 2003

                                 ($ Millions)

                                                                       Q4 2003
                                        12M 03  12M 02  12M 03   9M 03   Only

    Income from Continuing Ops           390.9   379.9   390.9   281.3  109.6

    Depreciation                         167.4   152.0   167.4   123.6   43.8

    Amortization                          20.6    19.4    20.6    15.1    5.5

    Working Capital                       87.2    48.6    87.2   (91.3) 178.5

    Pension Pre-funding                 (200.0)  (50.0) (200.0) (200.0)   0.0

    Other                                109.5    44.9   109.5   140.5  (31.0)

    Cash from Operations                 575.6   594.8   575.6   269.2  306.4

    Capital Expenditures                (153.6) (153.2) (153.6)  (97.0) (56.6)

    Pension Pre-funding                  200.0    50.0   200.0   200.0    0.0

    Free Cash Flow                       622.0   491.6   622.0   372.2  249.8

                                         1Q Free Cash      FY Free Cash Flow
                                          Flow Range             Range

                                        1Q 04   1Q 04        FY 04   FY 04

    Cash from Operations                 (60.0)  (10.0)      460.0   510.0

    Capital Expenditures                 (40.0)  (40.0)     (160.0) (160.0)

    Pension Pre-funding                  100.0   100.0       100.0   100.0

    Free Cash Flow                         0.0    50.0       400.0   450.0

              ITT Industries Non-GAAP Investor Slide Reconciliation
                      2003 & 2002 Reported vs. Adjusted EPS

                                      Q4     Q1     Q2     Q3     Q4     FY
                                     2002   2003   2003   2003   2003   2003
                                    Actual Actual Actual Actual Actual Actual
    Diluted Earnings Per Share -
     GAAP                            $1.01  $0.92  $1.06  $1.16  $1.15  $4.29

    Other Adjustments*                  --  (0.17) (0.08) (0.21) (0.19) (0.65)

    Restructuring                    (0.01)  0.08   0.04   0.01   0.09   0.22

    Adjusted Earnings Per Share -
     NON-GAAP                        $1.00  $0.83  $1.02  $0.96  $1.05  $3.86

    * Please refer to Reported vs. Adjusted Net Income & EPS Reconciliation for details on Other Adjustments

            ITT Industries Non-GAAP Investor Slide Reconciliation
       Segment Operating Income & OI Margin Adjusted for Restructuring
                        Fourth Quarter of 2003 & 2002

                                 ($ Millions)

                                  Q4 2003  Q4 2002        Q4 2003  Adjust for
                                                   Change              2003
                                   As       As    03 vs.    As   Restructuring
                                 Reported Reported   02   Reported
    Sales and Revenues:
    Electronic Components           158.0    150.0         158.0
    Defense Electronics
     & Services                     501.2    345.8         501.2
    Fluid Technology                611.6    522.7         611.6
    Motion & Flow Control           248.5    227.4         248.5
    Intersegment eliminations        (2.5)    (1.6)         (2.5)
      Total Ongoing segments      1,516.8  1,244.3       1,516.8
    Dispositions and other             --       --            --
    Total Sales and Revenues      1,516.8  1,244.3       1,516.8

    Operating Margin:
    Electronic Components             4.1%    12.3%          4.1%
    Defense Electronics
     & Services                      11.6%    11.9%         11.6%
    Fluid Technology                 10.9%    12.7%         10.9%
    Motion & Flow Control            12.4%    12.9%         12.4%
    Total Ongoing Segments           10.7%    12.5%         10.7%

    Income:
    Electronic Components             6.4     18.4  -65.2%   6.4    (1.7)
    Defense Electronics
     & Services                      57.9     41.2   40.5%  57.9     1.0
    Fluid Technology                 66.7     66.5    0.3%  66.7    12.9
    Motion & Flow Control            30.9     29.4    5.1%  30.9     0.5
    Total Segment Operating Income  161.9    155.5    4.1% 161.9    12.7

                                                   Adjust
                                                     for
                                  Q4 2003  Q4 2002  2002      Q4 2002
                                                 Restructuring         Change
                                    As       As                 As     Adj. 03
                                 Adjusted Reported           Adjusted   vs. 02
    Sales and Revenues:
    Electronic Components          158.0    150.0              150.0
    Defense Electronics & Services 501.2    345.8              345.8
    Fluid Technology               611.6    522.7              522.7
    Motion & Flow Control          248.5    227.4              227.4
    Intersegment eliminations       (2.5)    (1.6)              (1.6)
      Total Ongoing segments     1,516.8  1,244.3            1,244.3
    Dispositions and other            --       --                 --
    Total Sales and Revenues     1,516.8  1,244.3            1,244.3

    Operating Margin:
    Electronic Components            3.0%    12.3%               6.9%
    Defense Electronics & Services  11.8%    11.9%              11.6%
    Fluid Technology                13.0%    12.7%              13.8%
    Motion & Flow Control           12.6%    12.9%              13.9%
    Total Ongoing Segments          11.5%    12.5%              12.4%

    Income:
    Electronic Components            4.7     18.4    (8.1)      10.3   -54.4%
    Defense Electronics & Services  58.9     41.2    (1.0)      40.2    46.5%
    Fluid Technology                79.6     66.5     5.5       72.0    10.6%
    Motion & Flow Control           31.4     29.4     2.1       31.5    -0.3%
    Total Segment Operating Income 174.6    155.5    (1.5)     154.0    13.4%

            ITT Industries Non-GAAP Investor Slide Reconciliation
       Segment Operating Income & OI Margin Adjusted for Restructuring
                            Full Year 2003 & 2002

                                 ($ Millions)

                             12M 2003  12M 2002         12M 2003     Adjust
                                                 Change                for
                                 As       As     03 vs.    As         2003
                             Reported  Reported    02   Reported Restructuring

    Sales and Revenues:
    Electronic Components       600.3    583.5            600.3
    Defense Electronics
     & Services               1,790.9  1,513.9          1,790.9
    Fluid Technology          2,249.9  1,956.3          2,249.9
    Motion & Flow Control       992.3    935.5            992.3
    Intersegment eliminations    (6.8)    (3.9)            (6.8)
      Total Ongoing segments  5,626.6  4,985.3          5,626.6
    Dispositions and other         --       --               --
    Total Sales and Revenues  5,626.6  4,985.3          5,626.6

    Operating Margin:
    Electronic Components         1.7%    12.1%             1.7%
    Defense Electronics
     & Services                  10.4%    10.2%            10.4%
    Fluid Technology             12.1%    12.9%            12.1%
    Motion & Flow Control        13.6%    13.1%            13.6%
    Total Ongoing Segments       10.7%    12.0%            10.7%

    Income:
    Electronic Components        10.0     70.4  -85.8%     10.0       10.0
    Defense Electronics
     & Services                 187.1    154.0   21.5%    187.1        1.0
    Fluid Technology            271.4    251.5    7.9%    271.4       13.8
    Motion & Flow Control       134.7    122.4   10.0%    134.7        4.4
    Total Segment Operating
     Income                     603.2    598.3    0.8%    603.2       29.2

                             12M 2003 12M 2002    Adjust     12M 2002
                                                   for                  Change
                                As       As        2002         as     Adj. 03
                             Adjusted Reported Restructuring Adjusted   vs. 02

    Sales and Revenues:
    Electronic Components       600.3    583.5                583.5
    Defense Electronics
     & Services               1,790.9  1,513.9              1,513.9
    Fluid Technology          2,249.9  1,956.3              1,956.3
    Motion & Flow Control       992.3    935.5                935.5
    Intersegment eliminations    (6.8)    (3.9)                (3.9)
      Total Ongoing segments  5,626.6  4,985.3              4,985.3
    Dispositions and other         --       --                   --
    Total Sales and Revenues  5,626.6  4,985.3              4,985.3

    Operating Margin:
    Electronic Components         3.3%    12.1%                10.7%
    Defense Electronics
     & Services                  10.5%    10.2%                10.1%
    Fluid Technology             12.7%    12.9%                13.1%
    Motion & Flow Control        14.0%    13.1%                13.2%
    Total Ongoing Segments       11.2%    12.0%                11.9%

    Income:
    Electronic Components        20.0     70.4     (8.1)       62.3     -67.9%
    Defense Electronics
     & Services                 188.1    154.0     (1.0)      153.0      22.9%
    Fluid Technology            285.2    251.5      4.5       256.0      11.4%
    Motion & Flow Control       139.1    122.4      1.4       123.8      12.4%
    Total Segment Operating
     Income                     632.4    598.3     (3.2)      595.1       6.3%

  ITT Industries Non-GAAP Investor Slide Reconcilliation - Net Debt & Ratios
           Third & Fourth Quarter of 2003 & Fourth Quarter of 2002

                                                            December 31, 2002

    EBITDA Coverage                                                      22.0
    Operating Income Coverage (Most Comparible
     Measure to EBITDA Coverage)                                         16.6
    Net Debt/EBITDA                                                      0.83
    Net Debt/Operating Income (Most Comparible
     Measure to Net Debt/EBITDA)                                         1.10
    Net Debt/Net Capitalization                                         34.1%

    Short Term Debt                                                     299.6
    Long Term Debt                                                      492.2
    Total Debt                                                          791.8
    Cash & Cash equivalents                                             202.2
    Net Debt                                                            589.6

    Total Shareholders' Equity                                        1,137.3
    Net Debt                                                            589.6
    Net Capitalization                                                1,726.9

                                                     712.6
    EBITDA Coverage                                   32.4               22.0

                                                     537.6
    Operating Income Coverage                         32.4               16.6

                                                     589.6
    Net Debt/EBITDA                                  712.6               0.83

                                                     589.6
    Net Debt/Operating Income                        537.6               1.10

                                                     589.6
    Net Debt/Net Capitalization                    1,726.9              34.1%

                          Annualized    Annualized    Miscellaneous
                           Operating  Depreciation &     Income     Annualized
                              Income   Amortization     (Expense)    EBITDA

    Operating Income
       1st Quarter           115.6        40.6             1.4
       2nd Quarter           145.1        44.5             1.6
       3rd Quarter           136.7        40.2             0.9
       4th Quarter           140.2        46.1            (0.3)
       1st Quarter              --          --              --
    Total                    537.6       171.4             3.6        712.6

                                  Annualized
                                   Interest     Interest   Annualized Interest
                                    Expense       Income    Expense (Income)
                                   (Income)    Adjustment      Adjustment
    Net Interest Expense (Income)
       1st Quarter                    11.9
       2nd Quarter                    10.0         --
       3rd Quarter                     5.6         --
       4th Quarter                     4.9         --
       1st Quarter                      --         --
    Total                             32.4         --             32.4

                                                           September 30, 2003

    EBITDA Coverage                                                      31.4
    Operating Income Coverage (Most
     Comparible Measure to EBITDA Coverage)                              23.5
    Net Debt/EBITDA                                                      0.60
    Net Debt/Operating Income (Most Comparible
     Measure to Net Debt/EBITDA)                                         0.81
    Net Debt/Net Capitalization                                         22.3%

    Short Term Debt                                                     272.2
    Long Term Debt                                                      465.8
    Total Debt                                                          738.0
    Cash & Cash equivalents                                             312.3
    Net Debt                                                            425.7

    Total Shareholders' Equity                                        1,483.7
    Net Debt                                                            425.7
    Net Capitalization                                                1,909.4

                                                     707.9
    EBITDA Coverage                                   22.5               31.4

                                                     528.2
    Operating Income Coverage                         22.5               23.5

                                                     425.7
    Net Debt/EBITDA                                  707.9               0.60

                                                     425.7
    Net Debt/Operating Income                        528.2               0.81

                                                     425.7
    Net Debt/Net Capitalization                    1,909.4              22.3%

                          Annualized    Annualized    Miscellaneous
                           Operating  Depreciation &     Income     Annualized
                              Income   Amortization     (Expense)    EBITDA
    Operating Income
       1st Quarter
       2nd Quarter           140.2         46.1            (0.3)
       3rd Quarter           109.7         45.8            (0.7)
       4th Quarter           141.5         47.6            (2.1)
       1st Quarter           136.8         45.3            (2.0)
    Total                    528.2        184.8            (5.1)      707.9

                                 Annualized
                                   Interest     Interest   Annualized Interest
                                    Expense   Income on Tax  Expense (Income)
                                   (Income)    Adjustment       Adjustment
    Net Interest Expense (Income)
       1st Quarter                     --
       2nd Quarter                    4.9           --
       3rd Quarter                  (15.1)        22.0
       4th Quarter                    5.8           --
       1st Quarter                   (5.3)        10.2
    Total                            (9.7)        32.2             22.5

                                                            December 31, 2003

    EBITDA Coverage                                                      32.1
    Operating Income Coverage (Most Comparible
     Measure to EBITDA Coverage)                                         23.9
    Net Debt/EBITDA                                                      0.27
    Net Debt/Operating Income (Most Comparible
     Measure to Net Debt/EBITDA)                                         0.36
    Net Debt/Net Capitalization                                          9.4%

    Short Term Debt                                                     141.5
    Long Term Debt                                                      460.9
    Total Debt                                                          602.4
    Cash & Cash equivalents                                             414.2
    Net Debt                                                            188.2

    Total Shareholders' Equity                                        1,824.4
    Net Debt                                                            188.2
    Net Capitalization                                                2,012.6

                                                     708.6
    EBITDA Coverage                                   22.1               32.1

                                                     528.5
    Operating Income Coverage                         22.1               23.9

                                                     188.2
    Net Debt/EBITDA                                  708.6               0.27

                                                     188.2
    Net Debt/Operating Income                        528.5               0.36

                                                     188.2
    Net Debt/Net Capitalization                    2,012.6               9.4 %

                          Annualized    Annualized    Miscellaneous
                           Operating  Depreciation &     Income     Annualized
                              Income   Amortization     (Expense)    EBITDA
    Operating Income
       1st Quarter
       2nd Quarter            109.7        45.8           (0.7)
       3rd Quarter            141.5        47.6           (2.1)
       4th Quarter            136.8        45.3           (2.0)
       1st Quarter            140.5        49.3           (3.1)
    Total                     528.5       188.0           (7.9)       708.6

                                  Annualized
                                   Interest     Interest   Annualized Interest
                                    Expense   Income on Tax  Expense (Income)
                                   (Income)    Adjustment       Adjustment
    Net Interest Expense (Income)
       1st Quarter                   (15.1)       22.0
       2nd Quarter                     5.8          --
       3rd Quarter                    (5.3)       10.2
       4th Quarter                     4.5          --
       1st Quarter                      --          --
    Total                            (10.1)       32.2             22.1

SOURCE  ITT Industries, Inc.
    -0-                             01/23/2004
    /CONTACT: Tom Glover of ITT Industries, +1-914-641-2160, tom.glover@itt.com/
    /Web site:  http://www.itt.com /
    (ITT)

CO:  ITT Industries, Inc.
ST:  New York
IN:  CPR ITE ENV ARO
SU:  ERN